Exhibit 10.2

SECURED PROMISSORY NOTE

US$ 400,000.00	July __, 2013

FOR VALUE RECEIVED, Cardinal Energy Group, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of HLA Interests, LLC, a Texas limited liability company whose address is 769 Kneese Road, Fredericksburg, Texas 78624 (“Payee”), in accordance with the terms hereinafter provided, the principal amount of Four Hundred Thousand U.S. Dollars (US$400,000.00), together with accrued but unpaid interest thereon, all as provided in this Secured Promissory Note (as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein, this “Note”). This Note was executed and entered into in connection with that certain Working Interest Purchase Agreement between the parties hereto as of the date hereof (the “Purchase Agreement”).

1. This Note shall bear interest at the rate of six percent (6%) per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on the Payment Date (as defined below). Upon the occurrence of an Event of Default (as defined below), the interest rate on the outstanding principal balance of this Note shall increase to twenty-one percent (21%) per annum.

2. Unless paid earlier, payments of outstanding principal, together with accrued and unpaid interest thereon, shall be due 24 months following the date hereof (the “Payment Date”).

(a) If the Maker tenders to Payee full repayment of the principal amount of the Note and accrued interest within 90 days from the date hereof, the outstanding principal amount of the note and accrued interest shall be deemed to be 90% of the original amount, the payment of which by Maker to Payee within said 90 day period shall be full satisfaction of the debt evidenced by the Note. That is, the Maker can fully satisfy this Note by payment of $360,000 plus accrued interest within 90 days of the date hereof.

(b) To the extent that monthly Net Revenues generated by the working interests on the Conway-Dawson Property described in the Purchase Agreement exceed that lease operating costs on the Conway-Dawson Property then forty percent (40%) of that excess shall be paid to the Payee as partial or full, as the case may be, repayment of the obligation under the Note herein.

3. Payments due under this Note shall be in lawful money of the United States and in immediately available funds in accordance with the written instructions of Payee. In the absence of such instructions, Maker shall make the payment by check timely delivered to Payee.

4. This principal amount of this Note and all accrued by unpaid interest thereon may be prepaid, in whole or in part, at any time by Maker without penalty or premium. Prepayments shall be applied first to accrued and unpaid interest and then to principal.

5. The obligations of Maker hereunder are secured by a security interest in certain assets of Maker pursuant to that Security Agreement of even date herewith executed by Maker in favor of Payee.

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6. Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Note, all without notice.

7. If an Event of Default (as defined below) occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Note to be due and payable immediately. In the event any action is commenced by Payee to enforce his rights under this Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s reasonable legal fees incurred in connection therewith.

8. For the purposes of this Note, an “Event of Default” means the occurrence of any of the following: (a) Maker shall fail to make any payment of principal or interest on the Payment Date, and such failure shall continue unremedied for a period of (10) days after written notice from Payee, or (b) Maker fails to comply with any of its other obligations under this Note and such default shall continue unremedied for a period of thirty (30) days after written notice from Payee, or (c) Maker fails to comply with any of its obligations under the Security Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice from Payee or (d) Maker, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) becomes subject to an involuntary case which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) consents to the appointment of a Custodian (as hereinafter defined) for Maker or for all or substantially all of Maker’s property; (iv) becomes subject to the appointment of a Custodian for Maker or for all or substantially all of Maker’s property which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of Maker’s creditors. As used in this Note, the term “Bankruptcy Law” means Title 7, Title 11 or Title 13 of the United States Code or any similar federal or state law for the relief of debtors, and the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9. In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law. If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Note (without prepayment premium or penalty).

10. This Note may be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker. This Note shall be binding upon Maker and its successors and inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns. If any term of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith. No delay, failure or omission by the Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to the Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

11. This Note shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law.

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12. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party thereto:

If to Maker, to:

Cardinal Energy Group, Inc.

6037 Franz Road, Suite 103

Dublin, Ohio 43017

If to Payee:

HLA Interests, LLC

769 Kneese Road,

Fredericksburg, Texas 78624

13. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned Maker has executed this Secured Promissory Note as of the date first written above.

Cardinal Energy Group, Inc.

By:
Name:
Title:

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